                                                                    EXHIBIT 3.69

                         CERTIFICATE OF INCORPORATION

                                      OF

                             PEABODY COAL COMPANY

                                -----ooOoo-----

          FIRST.  The name of the corporation is

                             PEABODY COAL COMPANY.

          SECOND. Its principal office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington, Delaware.

          THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

          To carry on and conduct general mining operations with respect to the recovery and removal of coal, ores, metals, stone, clay, sand, gravel, oil, gas, petroleum, timber, and all minerals, mineral substances, combustible substances, products and substances of all types, whether solid, liquid or gaseous.

          To mine, extract, remove, recover, and sever the aforesaid coal, minerals, products, and substances.

          To search for, prospect for, drill for, explore for, said coal, minerals, products, and substances.

          To manufacture, process, smelt, mill, treat, concentrate, refine, prepare for market, and otherwise produce and deal in (both at wholesale and retail) and with coal, coke, and all said minerals and substances and products, and the by-products and end products thereof, of every kind and description and by whatsoever process the same can or may now or hereafter be produced.

          To purchase, lease, rent, option, or in any way or in any manner acquire or hold title or secure franchises or interests in coal, all substances and minerals, mineral interests, mines, coal and mineral properties, mining claims and licenses, franchises, rights and privileges, in any estate, interest or rights in real property, personal or mixed property, and to develop and improve the foregoing.

          To lease, sell, exchange, or in any manner dispose of said interests and properties, and interests therein.

          To store, ship, transport, market, buy, sell, export, import, and otherwise deal as principal, agent, or broker in coal, ores, metals, stone, clay, sand, gravel, oil, gas, petroleum, timber, and all mineral, mineral substances, products and substances of all types, whether solid, liquid or gaseous, including coke and by-products and end products, and to transact such other business and operations as may be advisable or necessary to carry out the foregoing purposes.

          To sink shafts, pipes, slopes, drifts, wells, and construct and operate roads and roadways, reservoirs, pipelines, docks, barges, products and material transfer and handling equipment.

          To purchase, sell, use, maintain, lease, exchange, acquire, or dispose of in any manner, develop and improve, equip and erect any machinery, equipment, tools, fixtures, supplies, parts, appliances, plants, factories, warehouses, stores, depots, dwellings, mines, coke ovens, oil and gas wells, tipples, buildings, docks, pipelines, and structures of all types and on property real or personal, useful or incidental to the business of the corporation.

          To make, manufacture, process, purchase, own, hold, use, improve, develop, rent, lease, mortgage, encumber, pledge, buy, sell and otherwise to acquire, use, dispose of and deal in and with, commodities, articles, materials, goods, wares and merchandise, and other personal property of any and all kinds and descriptions.

          To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

          To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

          To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, chooses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

          To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

          To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

          To loan to any person, firm or corporation any of its surplus funds, either with or without security.

          To purchase, hold, sell and transfer the shares of its own capital stock, provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

          To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

          In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

          The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

          FOURTH. The total number of shares of stock which the corporation shall have authority to issue is Two Hundred Thousand (200,000) shares of the par value of Ten Dollars ($10.), amounting in the aggregate to Two Million Dollars, ($2,000,000).


          FIFTH.  The minimum amount of capital with which
___________________
     Certificate of Incorporation Amended Jan. 29, 1968 the corporation will commence business is One Thousand Dollars ($1,000.00).

          SIXTH. The names and places of residence of the incorporators are as follows:

     NAMES                    RESIDENCES
     -----                    ----------

B. J. Consono                 Wilmington, Delaware

F. J. Obara, Jr.              Wilmington, Delaware

A. D. Grier                   Wilmington, Delaware

          SEVENTH. The corporation is to have perpetual existence.

          EIGHTH. The private property of the stockholders shall not he subject to the payment of corporate debts to any extent whatever.

          NINTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

          To make, alter or repeal the by-laws of the corporation.

          To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

          To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

          When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

          TENTH. Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

          ELEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands and seals this 20th day of March A.D. 1967.

                                         B. J. Consono    (SEAL)
                                         -----------------
                                         F. J. Obara, Jr. (SEAL)
                                         -----------------
                                         A. D. Grier      (SEAL)
                                         -----------------

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                   * * * * *

     PEABODY COAL COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the board, adopted a resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of said corporation as follows:

          RESOLVED, That this Board of Directors considers the amendment of the Company's Certificate of Incorporation by the addition thereto after paragraph "ELEVENTH" of a new paragraph numbered "TWELFTH" and reading as set forth below to be advisable and in accordance with the desire of the Company's sole stockholder that the personal liability of the Company's directors be eliminated or limited except in certain specified instances:

               TWELFTH. A director of this corporation shall under no circumstances have any personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for those specific breaches and acts or omissions with respect to which the Delaware General Corporation Law expressly provides that this provision shall not eliminate or limit such personal liability of directors.

     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said PEABODY COAL COMPANY has caused this certificate to be signed by H. W. Williams, its President, and attested by J. L. Klinger, its Secretary, this 12th day of November, 1986.

                                    By: /s/ H.W. Williams
                                        ----------------------
                                         H.W. Williams, President

ATTEST:

By: /s/ J. L. Klinger
    --------------------------
     J. L. Klinger, Secretary